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                                                               EXHIBIT (a)(viii)

                             SUNAMERICA SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being Vice President and Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Declaration of Trust, dated September 9, 1992 (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the majority of the Board of Trustees of the Trust at a meeting duly called and held on January 22, 1998, the Declaration of Trust is amended as follows:

         That one series of the Trust's unissued shares of beneficial interest, without par value, are hereby established to have all the rights and preferences described in the Declaration of Trust, to be designated as:

                         "Dogs" of Wall Street Portfolio

         The actions contained herein shall be effective as of February 1, 1998.

                                   By: /s/ ROBERT M. ZAKEM
                                       -------------------
                                       Robert M. Zakem
                                       Vice President and Assistant Secretary
                                       SunAmerica Series Trust